Filed Pursuant to Rule 424(b)(3)
Registration No. 333-281684

PROSPECTUS

1,789,087 Ordinary Shares Offered by the Selling Shareholder

This prospectus relates to the offer and sale from time to time by the selling shareholder named in this prospectus (the “Selling Shareholder”), or its permitted transferees, of up to 1,789,087 of our ordinary shares, $0.01 nominal value that were issued to the Selling Shareholder on July 1, 2024 upon exercise of a convertible bond. We are filing the registration statement of which this prospectus forms a part in order to fulfill our contractual obligations to the Selling Shareholder.

We will not receive any proceeds from the sale of the ordinary shares by the Selling Shareholder pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Shareholder for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Shareholder in disposing of the securities, associated with the sale of ordinary shares pursuant to this prospectus.

Our registration of the ordinary shares covered by this prospectus does not mean that the Selling Shareholder will offer or sell any of the ordinary shares. The Selling Shareholder may offer and sell the ordinary shares covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Shareholder may sell the ordinary shares in the section entitled “Plan of Distribution.”

Our ordinary shares are listed on The Nasdaq Global Market (“Nasdaq”) and the Nasdaq Main Market in Iceland (“Nasdaq Iceland Main Market”) under the symbol “ALVO.” On August 19, 2024, the closing price of our ordinary shares on Nasdaq was $12.99.

We are a “foreign private issuer” under applicable Securities and Exchange Commission (the “SEC”) rules and an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and are eligible for reduced public company disclosure requirements.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 7 OF THIS PROSPECTUS AND ANY RISK FACTORS DESCRIBED IN ANY APPLICABLE PROSPECTUS SUPPLEMENT AND IN OUR SEC FILINGS THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

Owning our securities may subject you to tax consequences both in Luxembourg and in the United States. This prospectus may not describe these tax consequences fully. In addition, your ability to enforce civil liabilities under U.S. federal securities laws may be affected adversely by the fact that we are incorporated under the laws of the Grand Duchy of Luxembourg, many of the members of our board of directors and executive management, and experts named in this prospectus, are residents of jurisdictions outside of the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. See “Service of Process and Enforcement of Civil Liabilities Under U.S. Securities Laws.”

Neither the SEC nor any state or other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 29, 2024

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus, including information incorporated herein or therein, or any free writing prospectus prepared by us or on our behalf. Any amendment or supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such amendment or supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. See “Where You Can Find More Information” and “Information Incorporated by Reference.”

Neither we nor the Selling Shareholder have authorized any other person to provide you with different or additional information. Neither we nor the Selling Shareholder take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide.

The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates. This prospectus contains summaries of certain provisions contained in some of the documents described in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under “Where You Can Find More Information.”

Neither we nor the Selling Shareholder are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Except as otherwise set forth in this prospectus, neither we nor the Selling Shareholder have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

In this prospectus, unless otherwise stated or the context otherwise requires, references to “Alvotech,” “the Company,” “we,” “us,” “our” and similar references refer to Alvotech and our wholly owned subsidiary, Alvotech hf.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. The forward-looking statements contained in this prospectus and the documents incorporated by reference into this prospectus are based upon information available to us as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Forward-looking statements include, but are not limited to, statements about:

•	development and projections relating to our competitors and industry, including the estimated growth of the industry;

•	the timing of, and our ability to obtain and maintain regulatory approval for our product candidates from the U.S. Food and Drug Administration (the “FDA”), European Commission and comparable national or regional authorities;

•	the timing of the announcement of clinical study results, the commencement of patient studies, regulatory applications, approvals and market launches;

•	our expectations regarding regulatory review and interactions, including the timing and results of facility inspections by the FDA or other foreign regulatory authorities;

•	our financial performance;

•	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	our strategic advantages and the impact those advantages will have on future financial and operational results;

•	our expansion plans and opportunities;

•	our ability to grow our business in a cost-effective manner;

•	the implementation, market acceptance and success of our business model;

•	developments and projections relating to our competitors and industry, including the estimated growth of the industry;

•	our approach and goals with respect to technology;

•	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	changes in applicable laws or regulations;

•	the outcome of any known and unknown litigation and regulatory proceedings;
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•	our ability to maintain the listing of ordinary shares on Nasdaq and Nasdaq Iceland Main Market;

•	our ability to comply with all applicable laws and regulations;

•	our ability to successfully launch our products in certain markets after obtaining regulatory approval for such market;

•	our estimates of expenses and profitability for fiscal year 2024;

•	our expected cash runway and our ability to raise additional adequate funds through equity or debt financing;

•	our ability to identify and successfully develop new product candidates;

•	our relationship with third party providers for clinical and non-clinical studies, supplies, and manufacturing of our products;

•	our ability to manage our manufacturing risks;

•	the impact of worsening or unpredictable macroeconomic conditions, including rising inflation, interest rates and cost of energy, and general market conditions, global geopolitical tension, including regions affected by Russia’s invasion of Ukraine and conflicts in the Middle East, and public health emergencies, on the business, financial position, strategy and anticipated milestones; and

•	our relationship with partners for the commercialization of our product candidates.

These and other factors are more fully discussed under “Item 3. Key Information—D. Risk Factors” in our most recent Annual Report on Form 20-F for the year ended December 31, 2023, as such discussion may be updated and amended from time to time in subsequent filings we may make with the SEC, and in other documents that we may file with the SEC, all of which you should review carefully. These risks could cause actual results to differ materially from those implied by forward-looking statements in this prospectus. Please consider our forward-looking statements in light of these risks as you read this prospectus, the documents incorporated by reference herein, and any applicable prospectus supplement.

You should not place undue reliance on these forward-looking statements because they are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We do not undertake any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law. In light of these risks and uncertainties, you should keep in mind that any event described in a forward-looking statement made in this prospectus or elsewhere might not occur.

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PROSPECTUS SUMMARY

This summary highlights selected material information included or incorporated by reference in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before making an investment decision, you should read this entire prospectus carefully, especially “Risk Factors” and the financial statements and related notes thereto, together with the additional information about us described in the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference,” and the documents incorporated by reference in this prospectus. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for more information.

Company Overview

We are a vertically integrated biotech company focused solely on the development and manufacture of biosimilar medicines for patients worldwide. Our purpose is to improve the health and quality of life of patients around the world by improving access to proven treatments for various diseases. Since our inception, we have built our company with key characteristics we believe will help us capture the substantial global market opportunity in biosimilars: a leadership team that has brought numerous successful biologics and biosimilars to market around the world; a purpose-built biosimilars research and development and manufacturing platform; commercial partnerships in global markets; and a diverse, expanding portfolio and pipeline addressing many of the biggest disease areas and health challenges globally.

We have built a portfolio and pipeline comprising two approved products and nine product candidates covering a variety of therapeutic areas, including immunology, ophthalmology, bone disease and cancer.

•	Our lead program, AVT02, a high concentration formulation biosimilar to Humira®, has received regulatory approval in over 50 markets and has been launched in over 20 markets globally, including in select European countries under the trade name Hukyndra, in Canada and the United States under the trade name SIMLANDI, and in Australia as ADALACIP. In the second quarter of 2024, we entered into a strategic partnership agreement with Quallent Pharmaceuticals (“Quallent”), a subsidiary of the Cigna group, to distribute AVT02 under Quallent’s private label in the United States, and we entered into an agreement with STADA to extend its commercial rights to AVT02 to the Commonwealth of Independent States (CIS) countries.

•	AVT04, our biosimilar to Stelara® (ustekinumab), was launched under the trade name JAMTEKI in Canada on March 1, 2024, under the trade name USTEKINUMAB BS (F) in Japan in the second quarter of 2024 and under the trade name UZPRUVO in select European markets in July 2024. In the second quarter of 2024, the FDA approved AVT04 for marketing in the United States as a biosimilar to Stelara under the tradename SELARSDI, which is expected to be launched in February 2025. Additionally, in the second quarter of 2024, we entered into an agreement with STADA to extend its commercial rights to AVT04 to the Commonwealth of Independent States (CIS) countries.

•	We are in advanced stages of development for AVT03, a biosimilar candidate to Prolia / Xgeva (denosumab), AVT05, a biosimilar candidate to Simponi and Simponi Aria (golimumab), and AVT06, a biosimilar candidate to Eylea (aflibercept) low dose (2 mg). In July 2024, we announced positive top-line results from our confirmatory patient study for AVT03. We expect to file marketing applications and BLAs for these biosimilar candidates in 2024. In August 2024, we announced that the European Medicines Agency has accepted a marketing application for AVT06. In the second quarter of 2024, we signed a commercial partnership agreement with Dr. Reddy’s Laboratories Ltd. for the commercialization of AVT03 with exclusive rights or the United States and semi-exclusive rights for Europe and United Kingdom. In addition, in the second quarter of 2024, we entered into an agreement with STADA to extend the partnership to cover AVT03 pursuant to which STADA will become marketing authorization holder, upon approval of AVT03, and will assume semi-exclusive commercial rights in Europe, including Switzerland and the UK, as well as exclusive commercial rights in selected countries in Central Asia and the Middle East. We also regained commercial rights from STADA to AVT06 pursuant to this agreement. In June 2024, we announced that we signed an exclusive partnership agreement with Advanz Pharma regarding the supply and commercialization of AVT06 and AVT29, our biosimilar candidate to Eylea® (aflibercept) high dose (8 mg). Advanz Pharma has exclusive commercialization rights for these proposed biosimilars in Europe, except for Germany and France where the rights are semi-exclusive.
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•	We are also developing through an in-license agreement with Kashiv Biosciences LLC, AVT23, a biosimilar candidate to Xolair (omalizumab). The agreement covers all 27 countries of the European Union, the UK, Australia, Canada, and New Zealand.

•	Our pre-clinical programs include AVT16, a biosimilar candidate to Entyvio (vedolizumab), AVT33, a biosimilar candidate to Keytruda (pembrolizumab), and three undisclosed programs.

Recent Developments

Financial Updates

Sale of shares

On February 26, 2024, we announced that we had received and accepted an offer from investors outside the U.S. to sell 10,127,132 of our ordinary shares at a $16.41 per share, for gross proceeds of approximately $166 million. The shares were to be delivered to investors from previously issued treasury shares held by our subsidiary, Alvotech Manco, through the Nasdaq Iceland Main Market. As of June 30, 2024, the settlement of the sale offers resulted in 9,213,333 ordinary shares delivered to investors upon the payment of $150.5 million, the net proceeds of the transaction totaling $144 million.

New term loan credit agreement

On June 7, 2024, we, as borrower, entered into a senior first lien term loan facility of $965 million, in two tranches (the “Facility”) with a group of institutional investors, led by GoldenTree Asset Management. The Facility is for $965 million in aggregate principal amount and matures in June 2029. The first tranche of the Facility is a first lien $900 million term loan which bears an interest rate of SOFR plus 6.5% per annum. The second tranche of the Facility is a $65 million first lien, second out term loan, which bears an interest rate of SOFR plus 10.5% per annum. Following the closing of the Facility on July 11, 2024, which included the settlement of existing debt obligations, we had a total gross borrowings balance of $1,035 million, and cash balance of $185 million, which includes $160 million cash on hand, of which $142 million is the estimated net proceeds of the Facility, and $25 million of restricted cash.

Conversion and Redemption of Convertible Bonds

In June 2024, holders of the majority of our subordinated convertible bonds, issued on November 16, 2022 and December 20, 2022, respectively, with maturity on December 20, 2025 (the “Convertible Bonds”) elected to convert the principal and accrued interest into ordinary shares of Alvotech at the fixed conversion price of $10.00 per share. On July 1, 2024, we issued 22,073,578 new ordinary shares to holders who elected to convert in exchange for the Convertible Bonds. Following the conversion of the Convertible Bonds, the total number of our outstanding shares is 301,481,596.

On June 26, 2024, we issued redemption notices to the holders of our Convertible Bonds for an aggregate value, with accrued interest, of USD $117,040,415 as of June 30, 2024 that had not elected to convert their Convertible Bonds into ordinary shares. The holders opted to be redeemed in cash for an aggregate amount of $117,685,449 that was paid on July 11, 2024.

Open Market Sale Agreement℠ with Jefferies

On June 14, 2024, we entered into an Open Market Sale Agreement℠ (the “Sales Agreement”) with Jefferies LLC relating to the sale of our ordinary shares and filed a prospectus supplement with the SEC. In accordance with the terms of the Sales Agreement, pursuant to the filed prospectus supplement, we may offer and sell our ordinary shares having an aggregate offering price of up to $75,000,000 from time to time through Jefferies, acting as sales agent.

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Commercial Updates

Agreement with Quallent

In April 2024, we and our partner Teva announced a long-term agreement with Quallent Pharmaceuticals LLC (“Quallent”) to distribute AVT02 in the United States. Under a partnership agreement, we will manufacture AVT02 and Quallent will distribute the product under its own private label.

Agreement with Dr. Reddy

In May 2024, we announced that we had entered into a license and supply agreement with Dr. Reddy’s Laboratories SA for the commercialization of AVT03. We will be responsible for development and manufacturing of the product. Dr. Reddy’s will be responsible for registration and commercialization of the product in the applicable markets. The license and supply agreement includes an upfront payment to us, with additional payments upon certain regulatory and commercialization milestones as well as sales-based payments, if AVT03 is approved. Dr. Reddy’s commercialization rights are exclusive for the United States, and semi-exclusive for the European Economic Area (excluding Iceland), the United Kingdom and Switzerland.

Agreement with STADA

In June 2024, we announced that we had entered into an agreement with STADA to amend and strengthen our strategic partnership. Under the terms of the agreement, we will be responsible for development and manufacturing AVT03 and STADA will become marketing authorization holder, upon approval of AVT03, and will assume semi-exclusive commercial rights in Europe, including Switzerland and the UK, as well as exclusive commercial rights in selected countries in Central Asia and the Middle East.

In parallel with the commercial agreement for AVT03, we agreed to extend STADA’s commercial rights to AVT02 and AVT04 to Commonwealth of Independent States (CIS) countries in Central Asia, and we regained commercial rights from STADA to AVT06.

Agreement with Advanz Pharma

In June 2024, we announced that we had entered into an exclusive partnership agreement with Advanz Pharma regarding the supply and commercialization of AVT06, our proposed biosimilar to Eylea® (aflibercept) low dose (2 mg), and AVT29, our biosimilar candidate for Eylea® high dose (8 mg). Under the agreement, we will be responsible for development and commercial supply of AVT06 and AVT29, and Advanz Pharma will be responsible for registration and commercialization. Advanz Pharma has exclusive commercialization rights in Europe, except for Germany and France where the rights are semi-exclusive. The commercialization agreement includes an upfront payment to us with subsequent payments upon certain development and commercialization milestones.

Corporate Updates

On June 7, 2024, the Annual General Meeting of the Company (the “2024 AGM”) voted to elect Mr. Hjörleifur Pálsson as an additional director of the Company, effective June 7, 2024. Mr. Pálsson will serve for a term expiring at the Company’s annual general meeting approving the annual accounts for the financial year ending on December 31, 2024, or until his earlier death, resignation or removal. Mr. Pálsson will also serve as a member of the Audit committee of the Board of directors.

Corporate Information

Alvotech is a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg on August 23, 2021, having its registered office at 9, Rue de Bitbourg L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Company Register (Registre de Commerce et des Sociétés, Luxembourg) under number B258884. Our agent

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for service of process in the United States is Alvotech USA Inc., 1602 Village Market Blvd., Suite 280, Leesburg, Virginia 20175.

The SEC maintains a website that contains reports, proxy information statements and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov. Our principal website address is www.alvotech.com. We do not incorporate the information contained on, or accessible through, our website into this prospectus, and you should not consider it a part of this prospectus.

Implications of Being an “Emerging Growth Company” and a “Foreign Private Issuer”

We qualify as an “emerging growth company” as defined in the JOBS Act. As an “emerging growth company,” we may take advantage of certain exemptions from specified disclosure and other requirements that are otherwise generally applicable to public companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements for the assessment of our internal control over financial reporting provided by Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•	reduced disclosure obligations regarding executive compensation; and

•	not being required to hold a nonbinding advisory vote on executive compensation or seek shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” Based on the aggregate worldwide market value of our voting and non-voting common equity held by our non-affiliates as of June 28, 2024, we will be deemed a “large accelerated filer” after the end of our fiscal year 2024. We will therefore cease being an emerging growth company as of January 1, 2025.

We are also considered a “foreign private issuer” and will report under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) as a non-U.S. company with “foreign private issuer” status. This means that, even after we no longer qualify as an “emerging growth company,” as long as we qualify as a “foreign private issuer” under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We may take advantage of these reporting exemptions until such time that we are no longer a “foreign private issuer.” We could lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained in this prospectus may be different from the information you receive from our competitors that are public companies, or other public companies in which you have made an investment.

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As a foreign private issuer, we are permitted to follow certain Luxembourg corporate governance practices in lieu of certain listing rules of Nasdaq, or Nasdaq Listing Rules. Please see the section entitled “Item 16.G. Corporate Governance” incorporated by reference from our Annual Report for the year ended December 31, 2023, as well as any amendments thereto reflected in our subsequent filings with the SEC.

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THE OFFERING

The summary below describes the principal terms of the offering.

Issuer	Alvotech (f/k/a/ Alvotech Lux Holdings S.A.S.)
Resale of ordinary shares
Ordinary Shares offered by the Selling Shareholder	We are registering the resale by the Selling Shareholder named in this prospectus, or its permitted transferees, of an aggregate of up to 1,789,087 ordinary shares.
Use of proceeds	We will not receive any proceeds from the sale of the ordinary shares to be offered by the Selling Shareholder. See the section entitled “Use of Proceeds.”
Dividend policy	Other than as disclosed elsewhere in this prospectus, we currently expect to retain all future earnings for use in the operation and expansion of our business and do not plan to pay any dividends on our ordinary shares in the near future. The declaration and payment of any dividends in the future will be determined by our board of directors in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition, applicable law and contractual restrictions. See “Dividend Policy.”
Market for our securities	Our ordinary shares are listed on The Nasdaq Stock Market LLC and the Nasdaq Iceland Main Market under the symbol “ALVO”.
Risk factors	Investing in our securities involves substantial risks. See “Risk Factors” on page 7 of this prospectus and in documents incorporated by reference into this prospectus for a description of certain of the risks you should consider before investing in us.
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RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. Before deciding whether to invest in our ordinary shares, you should consider carefully the risks discussed under the section captioned “Item 3. Key Information—D. Risk Factors” contained in our most recent Annual Report on Form 20-F, which is incorporated by reference into this prospectus, in their entirety, together with other information in this prospectus, the information and documents incorporated by reference herein and therein, and in any free writing prospectus that we have authorized for use in connection with this offering. The risks and uncertainties previously described and discussed below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks actually occurs, our business, financial condition, results of operation or cash flow could be adversely affected. This could cause the trading price of our ordinary shares to decline, resulting in a loss of all or part of your investment. Additional risks and uncertainties of which we are not presently aware or that we currently deem immaterial could also affect our business operations and financial condition.

Sales of ordinary shares, or the perception of such sales, by us or the Selling Shareholder pursuant to this prospectus in the public market or otherwise could cause the market price for our ordinary shares to decline and the Selling Shareholder still may receive significant proceeds.

The sale of ordinary shares in the public market or otherwise, including sales pursuant to this prospectus, or the perception that such sales could occur, could harm the prevailing market price of our ordinary shares. Such sales, the perception that the holders of a large number of shares intend to sell shares or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Sales or resales of a substantial number of ordinary shares in the public market could occur at any time and may cause the market price of our securities to drop significantly, even if our business is doing well.

The ordinary shares being offered for resale pursuant to this prospectus by the Selling Shareholder represent approximately 0.6% of our pro forma outstanding shares as of July 1, 2024 (after giving effect to the issuance of shares upon conversion of the Convertible Bonds). The sale of shares by the Selling Shareholder, or the perception in the market that the Selling Shareholder of a large number of shares intend to sell shares, could increase the volatility of the market price of ordinary shares or result in a significant decline in the public trading price of ordinary shares.

Regardless of the trading price of our ordinary shares, the Selling Shareholder may still have an incentive to sell ordinary shares because they obtained the shares at the exercise price of $10.0 per share, which is significantly lower than the trading price of ordinary shares. For example, based on the closing price of our ordinary shares of $12.99 as of August 19, 2024, the Selling Shareholder would experience a potential profit of up to approximately $2.99 per share. Public investors may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the current trading price.

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CAPITALIZATION

The following table presents our total capitalization and cash as of June 30, 2024, both on an actual basis and on a pro forma basis to reflect the July 1, 2024 issuance of 22,073,578 ordinary shares to holders who elected to convert their Convertible Bonds. It does not reflect the July 11, 2024 closing of the new term loan credit agreement and related transactions, such as the settlement of certain existing debt obligations and the redemption of holders of Convertible Bonds that opted to be redeemed in cash.

You should read the financial data in the following table in conjunction with our financial statements and related notes incorporated by reference into this prospectus.

	As of June 30, 2024 (in $ thousands)
	Actual	Pro Forma
Cash and cash equivalents and restricted cash
Cash and cash equivalents	10,944	10,944
Restricted cash	25,000	25,000
Total Cash and cash equivalents and restricted cash	35,944	35,944
Borrowings and other financial liabilities
Borrowings	1,055,913	56,877
Current maturities of borrowings	999,036	780,436
Liabilities to related parties	26,528	26,528
Total Borrowings and other financial liabilities	1,082,441	863,801
Equity
Share capital	2,602	2,823
Share premium	1,716,605	1,985,983
Other Reserve	35,627	30,066
Translation reserve	(1,407)	(1,407)
Accumulated deficit	(2,359,349)	(2,365,073)
Total Equity	(605,922)	(347,608)
Total Capitalization	476,519	516,233

The number of ordinary shares outstanding in the table above does not include:

•	9,943,434 outstanding SPAC warrants to purchase ordinary shares at an exercise price of $11.50 per share;

•	217,246 outstanding penny warrants to purchase ordinary shares at an exercise price of $0.01 per share;

•	2,709,798 ordinary shares issuable upon vesting of restricted stock units granted to certain employees, executive officers and directors under the Alvotech Management Incentive Plan; and

•	10,130,712 ordinary shares reserved for future issuance under the Alvotech Management Incentive Plan.
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USE OF PROCEEDS

All ordinary shares offered by the Selling Shareholder pursuant to this prospectus will be sold by the Selling Shareholder. We will not receive any of the proceeds from these sales.

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SELLING SHAREHOLDER

This prospectus relates to the resale by the Selling Shareholder from time to time of up to 1,789,087 ordinary shares.

When we refer to the “Selling Shareholder” in this prospectus, we mean the person listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold the Selling Shareholder’s interest in the ordinary shares other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the Selling Shareholder, the aggregate number of ordinary shares beneficially owned by the Selling Shareholder and the aggregate number of ordinary shares that the Selling Shareholder may offer pursuant to this prospectus. We have based percentage ownership on 301,481,596 ordinary shares outstanding as of July 1, 2024.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Shareholder will in fact sell any or all of such ordinary shares. As such, we are unable to declare the number of ordinary shares that the Selling Shareholder will retain after any such sale. In addition, the Selling Shareholder may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus.

Selling shareholder information for each new Selling Shareholder, if any, will be set forth by a prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Shareholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute or change the information contained in this prospectus, including the identity of the Selling Shareholder and the number of ordinary shares registered on its behalf. The Selling Shareholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Ordinary Shares Beneficially Owned Prior to Offering		Number of Ordinary Shares	Ordinary Shares Beneficially Owned After Offering
Selling Shareholder	Number	Percent	Being Offered	Number	Percent
Morgan Stanley & Co. International plc(1)	1,899,442	*	1,789,087	110,355	*

* Less than one percent of outstanding Ordinary Shares.

(1) Consist of 1,899,442 ordinary shares, 110,355 of which are subject to vesting pursuant to certain earnout terms, held by affiliates of Morgan Stanley & Co LLC (“Morgan Stanley”), a publicly held corporation. Morgan Stanley & Co. International plc. is an indirect wholly-owned subsidiary of Morgan Stanley. Morgan Stanley & Co International plc. held senior bonds and Convertible Bonds issued by Alvotech. The principal business address for Morgan Stanley is 1585 Broadway, New York, New York 10036. The registered office of Morgan Stanley & Co International plc is 25 Cabot Square, Canary Wharf, London E14 4QA, United Kingdom.

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PLAN OF DISTRIBUTION

We are registering the resale by the Selling Shareholder, or its permitted transferees, from time to time of up to 1,789,087 ordinary shares.

We will not receive any of the proceeds from the sale of the ordinary shares by the Selling Shareholder. The aggregate proceeds to the Selling Shareholder will be the purchase price of the securities less any discounts and commissions borne by the Selling Shareholder.

The Selling Shareholder will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholder for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Shareholder in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Shareholder covered by this prospectus may be offered and sold from time to time by the Selling Shareholder. The term “Selling Shareholder” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from the Selling Shareholder as a gift, pledge, partnership distribution or other transfer. The Selling Shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Shareholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Shareholder and any of its permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Shareholder may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•	through trading plans entered into by the Selling Shareholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of its securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;
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•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, if the Selling Shareholder is an entity that may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. To the extent a distributee is not an affiliate of ours, the distributee would thereby receive freely tradeable securities pursuant to the distribution through the registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributee to use the prospectus to resell the securities acquired in the distribution.

The Selling Shareholder also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Shareholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Shareholder.

There can be no assurance that the Selling Shareholder will sell all or any of the securities offered by this prospectus. In addition, the Selling Shareholder may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Shareholder has the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

With respect to a particular offering of the securities held by the Selling Shareholder, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the Selling Shareholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Shareholder.

In connection with distributions of the securities or otherwise, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they

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assume with Selling Shareholder. The Selling Shareholder may also sell the securities short and redeliver the securities to close out such short positions. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Shareholder may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Shareholder may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our ordinary shares are currently listed on The Nasdaq Global Market and on the Nasdaq Main Market in Iceland under the symbol “ALVO.”

The Selling Shareholder may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Shareholder pay for solicitation of these contracts.

A Selling Shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Shareholder or borrowed from any Selling Shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Shareholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Shareholder in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any

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FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Shareholder and any broker-dealer or agent regarding the sale of the securities by the Selling Shareholder. Upon our notification by a Selling Shareholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Shareholder and any underwriters, broker-dealers or agents who execute sales for the Selling Shareholder may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Shareholder, or perform services for us or the Selling Shareholder, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Shareholder and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Shareholder or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholder may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

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EXPENSES

Set forth below is an itemization of the total expenses that are expected to be incurred by us in connection with the offer and sale of ordinary shares by the Selling Shareholder. With the exception of the SEC registration fee, all amounts are estimates.

U.S. dollar
SEC registration fee	$3,443
Legal fees and expenses	40,000
Accounting fees and expenses	40,000
Printing expenses	3,500
Miscellaneous expenses	3,057
Total	$90,000
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SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES UNDER
U.S. SECURITIES LAWS

Alvotech is incorporated in Luxembourg and conducts a majority of its operations through its subsidiary, Alvotech hf., an Icelandic legal entity. In addition, some of the members of our board of directors and officers reside outside the United States and a substantial portion of our assets are located in Iceland and elsewhere outside the U.S. Investors may not be able to effect service of process within the United States upon us or these persons or enforce judgments obtained against us or these persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it also may be difficult for an investor to enforce in U.S. courts judgments obtained against us or these persons in courts located in jurisdictions outside the United States, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Awards of punitive damages in actions brought in the United States or elsewhere are generally not enforceable in Luxembourg and Iceland.

As there is no treaty in force on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and Luxembourg other than arbitral awards rendered in civil and commercial matters, courts in Luxembourg will not automatically recognize and enforce a final judgment rendered by a U.S. court. A valid judgment obtained from a court of competent jurisdiction in the United States may be entered and enforced through a court of competent jurisdiction in Luxembourg, subject to the applicable enforcement procedures (exequatur) as set out in the relevant provisions of the Luxembourg New Civil Procedure Code and in Luxembourg case law. Pursuant to Luxembourg case law, the granting of exequatur is subject to the following requirements:

•	the judgment of the U.S. court is final and enforceable (exécutoire) in the United States and has not been fully enforced in the United States and/or in any other jurisdiction;

•	the U.S. court had full jurisdiction over the subject matter leading to the judgment (that is, its jurisdiction was in compliance both with Luxembourg private international law rules and with the applicable domestic U.S. federal or state jurisdictional rules);

•	the U.S. court applied to the dispute the substantive law which is designated by the Luxembourg conflict of laws rules or, at least, such court’s order must not contravene the principles underlying those rules (based on recent case law and legal doctrine, it is not certain that this condition would still be required for an exequatur to be granted by a Luxembourg court);

•	the judgment was granted following proceedings where the counterparty had the opportunity to appear and, if it appeared, to present a defense, and the decision of the foreign court must not have been obtained by fraud, but in compliance with the rights of the defendant;

•	the U.S. court acted in accordance with its own procedural laws;

•	the judgment of the U.S. court does not contradict an already issued judgment of a Luxembourg court, and

•	the decisions and the considerations of the U.S. court must not be contrary to Luxembourg international public policy rules (as such term is interpreted under the laws of Luxembourg) or have been given in proceedings of a tax or criminal nature or rendered subsequent to an evasion of Luxembourg law (fraude à la loi). Awards of damages made under civil liabilities provisions of the U.S. federal securities laws, or other laws, which are classified by Luxembourg courts as being of a penal or punitive nature (for example, fines or punitive damages), might not be recognized by Luxembourg courts. Ordinarily, an award of monetary damages would not be considered as a penalty, but if the monetary damages include punitive damages, such punitive damages may be considered a penalty and therefore not enforceable in Luxembourg.

Similarly, as Alvotech hf., a subsidiary of Alvotech, has significant assets in Iceland, investors may seek to enforce judgments obtained in the United States against Alvotech in Iceland. As there is no treaty in force on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and Iceland

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other than arbitral awards entered in civil and commercial matters, courts in Iceland will not automatically recognize and enforce a final judgment rendered by a U.S. court. Based on recent Icelandic case law, a valid judgment obtained from a court of competent jurisdiction in the United States will not be directly recognized and enforceable in Iceland. Instead, the judgment creditor would need to issue fresh legal proceedings against the judgment debtor in Iceland in which the U.S. judgment would serve as evidence, in addition to other evidence and legal arguments regarding the merits of the case, which will be adjudicated by the Icelandic courts.

If an original action is brought in Luxembourg or Iceland, without prejudice to specific conflict of law rules, Luxembourg courts or Icelandic courts may refuse to apply the designated law (i) if the choice of such foreign law was not made bona fide or (ii) if the foreign law was not pleaded and proved or (iii) if pleaded and proved, such foreign law is contrary to mandatory Luxembourg or Icelandic laws or incompatible with Luxembourg or Icelandic public policy rules. In an action brought in Luxembourg or Iceland on the basis of U.S. federal or state securities laws, Luxembourg courts or Icelandic courts may not have the requisite power to grant the remedies sought. Also, an exequatur may be refused by a Luxembourg court in respect of punitive damages.

In practice, Luxembourg courts tend not to review the merits of a foreign judgment, although there is no clear statutory prohibition of such review. A contractual provision allowing the service of process against a party to a service agent could be overridden by Luxembourg or Icelandic statutory provisions allowing the valid serving of process against a party in accordance with applicable laws at the domicile of the party. Further, in the event any proceedings are brought in a Luxembourg court in respect of a monetary obligation payable in a currency other than the Euro, a Luxembourg court would have the power to give judgment as an order to pay the obligation in a currency other than the Euro. However, enforcement of the judgment against any party in Luxembourg would be available only in Euros and, for such purposes, all claims or debts would be converted into Euros. Similarly, in the event any proceedings are brought in an Icelandic court in respect of a monetary obligation payable in a currency other than the Icelandic Krona, an Icelandic court would have the power to give judgment as an order to pay the obligation in the Icelandic Krona.

In addition, actions brought in a Luxembourg court against Alvotech, the members of our board of directors, our officers, or the experts named herein to enforce liabilities based on U.S. federal securities laws may be subject to certain restrictions. In particular, Luxembourg courts generally do not award punitive damages. Litigation in Luxembourg also is subject to rules of procedure that differ from the U.S. rules, including, with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. Proceedings in Luxembourg would have to be conducted in French or German, and all documents submitted to the court would, in principle, have to be translated into French or German. For these reasons, it may be difficult for a U.S. investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against Alvotech, the members of our board of directors, our officers, or the experts named herein. In addition, even if a judgment against Alvotech, the non-U.S. members of our board of directors, our officers, or the experts named in this Annual Report on Form 20-F based on the civil liability provisions of the U.S. federal securities laws is obtained, a U.S. investor may not be able to enforce it in United States or Luxembourg courts.

Some of our directors and officers have entered into, or will enter into, indemnification agreements with Alvotech. Under such agreements, the directors and officers will be entitled to indemnification from Alvotech to the fullest extent permitted by Luxemburg law against liability and expenses reasonably incurred or paid by him or her in connection with any claim, action, suit, or proceeding in which he or she would be involved by virtue of his or her being or having been a director or officer and against amounts paid or incurred by him or her in the settlement thereof. Luxembourg law permits us to keep directors indemnified against any expenses, judgments, fines and amounts paid in connection with liability of a director towards Alvotech or a third-party for management errors i.e., for wrongful acts committed during the execution of the mandate (mandat) granted to the director by Alvotech, except in connection with criminal offenses, gross negligence or fraud. The rights to and obligations of indemnification among or between Alvotech and any of our current or former directors and officers are generally governed by the laws of Luxembourg and subject to the jurisdiction of the Luxembourg courts, unless such rights or obligations do not relate to or arise out of such persons’ capacities listed above. Although there is doubt as to whether U.S. courts would enforce this indemnification provision in an action brought in the United States under U.S. federal or state securities laws, this provision could make it more difficult to obtain judgments outside Luxembourg or from non-Luxembourg jurisdictions that would apply Luxembourg law against our assets in Luxembourg.

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Our agent for service of process in the United States is Alvotech USA Inc., 1602 Village Market Blvd., Suite 280, Leesburg, Virginia 20175.

LEGAL MATTERS

The validity of our ordinary shares offered hereby has been passed upon by Arendt & Medernach, Luxembourg counsel to Alvotech. We have been advised on U.S. securities matters by Cooley LLP.

EXPERTS

The financial statements of Alvotech incorporated by reference in this prospectus, have been audited by Deloitte ehf., an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The offices of Deloitte ehf. are located at Dalvegur 30, 201 Kópavogi, Iceland.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act with respect to Ordinary Shares offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and our securities offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We also maintain a website at www.alvotech.com. We will make available on our website, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information.

The documents we are incorporating by reference as of their respective dates of filing are:

•	our Annual Report on Form 20-F for the year ended December 31, 2023, filed with the SEC on March 20, 2024;

•	the description of our ordinary shares in our Registration Statement on Form 8-A filed with the SEC on June 13, 2022, which incorporates by reference the description of our ordinary shares from our Registration Statement on Form F-4, and any amendment or report filed for the purpose of updating such description; and

•	our report on Form 6-K dated January 3, 2024, excluding exhibit 99.1 thereto, our report on Form 6-K dated January 10, 2024, excluding exhibit 99.1 thereto, our report on Form 6-K dated January 29, 2024, excluding exhibit 99.1 thereto, our report on Form 6-K dated February 15, 2024, excluding exhibit 99.1 thereto, our report on Form 6-K dated February 23, 2024, excluding exhibit 99.1 thereto, our report on Form 6-K dated February 26, 2024, including exhibit 99.1 thereto, our report on Form 6-K dated March 22, 2024, including exhibit 99.1 thereto, our report on Form 6-K dated April 16, 2024, excluding exhibit
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99.1 thereto, our report on Form 6-K dated April 19, 2024, excluding exhibit 99.1 thereto, our report on Form 6-K dated April 24, 2024, excluding exhibit 99.1 thereto, our report on Form 6-K dated April 30, 2024, excluding exhibit 99.1 thereto, our report on Form 6-K dated May 20, 2024, excluding exhibit 99.1 thereto, our report on Form 6-K dated May 21, 2024, excluding exhibit 99.1 thereto, our report on Form 6-K dated June 7, 2024, excluding exhibit 99.1 thereto, our report on Form 6-K dated June 11, 2024, excluding exhibit 99.1 thereto, our report on Form 6-K dated June 11, 2024, excluding exhibits 99.1, 99.2, and 99.3 thereto, our report on Form 6-K dated June 14, 2024, excluding exhibits 1.1, 5.1, 23.1 and 99.1 thereto, our report on Form 6-K dated June 18, 2024, excluding exhibit 99.1 thereto, our report on Form 6-K dated June 26, 2024, excluding exhibit 99.1 thereto, our report on Form 6-K/A dated July 1, 2024, excluding exhibit 99.1 thereto, our report on Form 6-K dated July 1, 2024, excluding exhibit 99.1 thereto, our report on Form 6-K dated July 2, 2024, excluding exhibit 99.1 thereto, our report on Form 6-K dated July 11, 2024, excluding exhibit 99.1 thereto, our report on Form 6-K dated July 22, 2024, excluding exhibit 99.1 thereto, our report on Form 6-K dated August 15, 2024, excluding exhibit 99.1 thereto, and our report on Form 6-K dated August 15, 2024, including exhibits 99.1 and 99.2 thereto.

All subsequent annual reports on Form 20-F and all subsequent reports on Form 6-K filed by us, that are identified by us as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be deemed to be incorporated by reference into this prospectus and deemed to be a part hereof after the date of this prospectus but before the termination of the offering under this prospectus. Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Alvotech

9, Rue de Bitbourg,

L-1273 Luxembourg,

Grand Duchy of Luxembourg

+354 422 4500

In addition, copies of the documents incorporated herein by reference may be accessed at our website at www.alvotech.com. The reference to our website address does not constitute incorporation by reference of the information contained on or accessible through our website, and you should not consider the contents of our website in making an investment decision with respect to our securities.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. The Selling Shareholder will not make offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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1,789,087 Ordinary Shares Offered by the Selling Shareholder

PROSPECTUS

August 29, 2024